EXHIBIT 99.1



FOR IMMEDIATE RELEASE                             CONTACT
                                                  WILLIAM KEDERSHA, CEO
                                                  OAK TREE MEDICAL SYSTEMS, INC.
                                                  (914) 694-2500

PURCHASE, NEW YORK, March 19, 1997 -- Oak Tree Medical Systems, Inc. (MOAK:BB) announced today the rescission of four facilities and one billing company recently acquired. All facilities were located within health clubs located on Long Island. The former seller returned all stock and notes issued to them in the original transaction. In addition the former sellers will pay $448,935.00, representing the cash purchase price for the original transaction and the net amount expended by the company on these facilities since the original transaction. Terms of cash payment are; down payment of $75,000.00, the remaining balance to be paid over 18 months.

Oak Tree Medical Systems, Inc. owns or operates four physical therapy clinics, including two clinics managed under hospital contracts, primarily in the New York metropolitan area. The company is actively negotiating to purchase two new clinics located in the Boroughs of NY.